Exhibit 4.4

Macy’s Retail Holdings, LLC, a Delaware limited liability company
(as successor to Macy’s Retail Holdings, Inc., a Delaware corporation) as Issuer
and
Macy’s, Inc., as Guarantor
and
The Bank of New York Mellon Trust Company, N.A., as Trustee
SECOND SUPPLEMENTAL TRUST INDENTURE
Effective as of June 3, 2020
Supplementing that certain
Indenture
Dated as of January 15, 1991
Evidencing the Conversion of Macy’s Retail Holdings, Inc., a Delaware corporation, into Macy’s Retail Holdings, LLC, a Delaware limited liability company, and the Assumption by Macy’s Retail Holdings, LLC, a Delaware limited liability company of the obligations and covenants of Macy’s Retail Holdings, Inc., a Delaware corporation under the Indenture and the Securities
Second Supplemental Trust Indenture
SECOND SUPPLEMENTAL TRUST INDENTURE, effective as of June 3, 2020, by and among Macy’s Retail Holdings, LLC, a Delaware limited liability company (“MRH LLC”) and successor by conversion of Macy’s Retail Holdings, Inc., a Delaware corporation (“MRHI”) into MRH LLC, Macy’s, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as Guarantor (“Macy’s”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly incorporated under the laws of the United States of America, as Trustee (“Trustee”), supplementing that certain Indenture, dated as of January 15, 1991, between MRHI (f/k/a The May Department Stores Company (NY)), Macy’s (as successor to The May Department Stores Company) and the Trustee (as successor trustee) (as amended or supplemented to date, the “Indenture”).
RECITALS:
A. Pursuant to Section 701 of the Indenture, MRHI is not permitted to merge or consolidate with any other corporation or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Person unless, among other things, such successor Person expressly assumes, in the form of a supplemental indenture, all of the obligations and covenants of MRHI under the Indenture and the Securities.

B. This Second Supplemental Indenture is being executed and delivered for the avoidance of doubt to reflect the statutory conversion of MRHI from a Delaware corporation to a Delaware limited liability company.
C. Pursuant to the Certificate of Conversion, dated June 3, 2020, MRHI was converted into MRH LLC, with MRH LLC continuing as the Surviving Person, and MRH LLC agreed to assume all of the obligations and covenants of MRHI under the Indenture and the Securities.
D. Pursuant to Section 801 of the Indenture, MRH LLC, Macy’s and the Trustee are entering into this Supplemental Indenture, without the consent of or notice to any Holders, to evidence the succession of MRH LLC to MRHI and the assumption by MRH LLC of the obligations and covenants of MRHI under the Indenture and the Securities.
E. Unless otherwise defined, all capitalized terms used herein that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.
Now, Therefore, This Supplemental Indenture Witnesseth:
In order to evidence the succession of MRH LLC to MRHI and the assumption by MRH LLC of the obligations and covenants of MRHI under the Indenture and the Securities, it is mutually agreed as follows:
ARTICLE I. SUCCESSION AND ASSUMPTION OF OBLIGATIONS.
Section 1.1. – Succession and Assumption of Obligations.
Effective as of the date hereof, MRH LLC hereby (a) succeeds to, is substituted for and may exercise every right and power of MRHI under the Indenture with the same effect as if MRH LLC had been named in the Indenture, and (b) assumes all of the obligations and covenants of MRHI under the Indenture and the Securities, including all covenants of MRHI contained in the Indenture and the Securities, as the case may be, and MRHI is hereby relieved of all of its obligations and covenants under the Indenture and the Securities. MRH LLC hereby succeeds to and is substituted for MRHI in the Indenture with the same effect as if MRH LLC had been named in the Indenture as a party thereto. Upon the effectiveness of this Supplemental Indenture, all appearances of the term “Company” in the Indenture and the Securities shall be deemed to mean and apply to MRH LLC.
For the avoidance of doubt, MRI LLC hereby confirms that it succeeds to, and is substituted for, and may exercise every right and power of, MRHI as Company under the Indenture and the Securities with the same effect as if MRI LLC had been named as “Company” in the Indenture and the Securities.
ARTICLE II. MISCELLANEOUS.
Section 2.1. - Reference to and Effect on the Indenture.

This Supplemental Indenture shall be construed as supplemental to the Indenture and all of the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (a) incorporated by reference in this Supplemental Indenture and (b) ratified, confirmed and approved.
Section 2.2. - Supplemental Indenture May be Executed in Counterparts.
This instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Such counterparts may be executed manually, electronically or by facsimile.
Section 2.3. - Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESSETH WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly effective as of the day and year first above written.

Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S RETAIL HOLDINGS, LLC By: /s/ Josh Juran Name: Josh Juran Title: Vice President
Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S, INC. By: /s/ Elisa D. Garcia Name: Elisa D. Garcia Title: Chief Legal Officer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. By: /s/ Kelly Crosson Name: Kelly Crosson Title: Vice President

[Signature Page to Second Supplemental Indenture (1991 Indenture)]